Exhibit 99.1

August 5, 2020

Fellow Shareholders,

In Q2 Roku delivered strong results highlighted by exceptional account growth. The company generated the largest net increase in active accounts in our history outside of a Q4 holiday period. Roku and our partners also saw a surge in growth for AVOD, SVOD and TVOD services during the quarter. As economic pressures caused advertisers to further re-evaluate how much and where to invest media dollars, Roku delivered strong growth in our ad business, particularly relative to the overall TV ad market that was down.

The re-platforming of TV to streaming has accelerated. We believe that Roku’s products and services are more relevant than ever, that we are an essential partner to content owners who want to reach large streaming audiences, and that our modern tools and incremental reach over linear TV drive great results for brands.

Q2 2020 Highlights

•	Total net revenue grew 42% YoY to $356.1 million;
•	Platform revenue increased 46% YoY to $244.8 million;
•	Gross profit was up 29% YoY to $146.8 million;
•	Roku added 3.2 million incremental active accounts in Q2 2020 to reach 43 million;
•	Streaming hours* increased by 2.3 billion hours over last quarter to 14.6 billion;
•	Average Revenue Per User (ARPU) of $24.92 (trailing 12-month basis), up 18% YoY;
•	The Roku Channel reached U.S. households with an estimated 43 million people.

Key Operating Metrics	Q2 19	Q3 19	Q4 19	Q1 20	Q2 20	YoY %
Active Accounts (millions)	30.5	32.3	36.9	39.8	43.0	41%
Streaming Hours (billions)*	8.8	9.6	10.9	12.3	14.6	65%
ARPU ($)	$21.06	$22.58	$23.14	$24.35	$24.92	18%

Summary Financials ($ in millions)	Q2 19	Q3 19	Q4 19	Q1 20	Q2 20	YoY %
Platform revenue	$167.7	$179.3	$259.6	$232.6	$244.8	46%
Player revenue	82.4	81.6	151.6	88.2	111.3	35%
Total net revenue	250.1	260.9	411.2	320.8	356.1	42%
Platform gross profit	109.7	112.2	162.4	130.6	138.5	26%
Player gross profit	4.5	6.2	(0.7)	10.5	8.4	86%
Total gross profit	114.2	118.5	161.6	141.1	146.8	29%
Platform gross margin %	65.4%	62.6%	62.5%	56.2%	56.6%	-886	bps
Player gross margin %	5.5%	7.6%	-0.5%	11.9%	7.5%	206	bps
Total gross margin %	45.7%	45.4%	39.3%	44.0%	41.2%	-443	bps
Research and development	62.0	68.5	78.8	88.3	84.4	36%
Sales and marketing	36.6	46.7	61.8	68.2	64.2	75%
General and administration	26.0	29.9	38.4	39.7	40.5	56%
Total operating expenses	124.6	145.0	179.0	196.3	189.0	52%
Income (loss) from operations	(10.4)	(26.5)	(17.4)	(55.2)	(42.2)	306%
Adjusted EBITDA [1]	11.1	(0.4)	15.1	(16.3)	(3.4)	nm
Adjusted EBITDA margin %	4.4%	-0.2%	3.7%	-5.1%	-0.9%	-539	bps

[1] Refer to the reconciliation of net loss to adjusted EBITDA in the non-GAAP information in the tables accompanying this letter.

* Reported streaming hours data reflects adjustments to our streaming hours calculations for current and prior periods. Details can be found in the appendix under "Note About Our Streaming Hours Adjustments”.

Roku Q2 2020 Shareholder Letter	1

Steve Louden to Remain Roku CFO

Last December, we announced that Steve Louden would relocate and leave Roku after bringing on board his successor. Over recent months, Steve has proven that he is more than capable of performing the CFO role while residing in Seattle. Hence, we are delighted that Steve will be staying on as Roku’s CFO and we have ended the search for his successor. “Steve has deep knowledge of the business and has helped Roku navigate a fast-moving industry environment,” said Anthony Wood. “I’m very pleased that Steve will be continuing in this leadership role at Roku at such an important time.” Steve Louden added: “Roku is an exceptional company with a strong performance culture and we’ve only just begun to see the full transition to streaming.”

Accelerating Account and Engagement Growth

Year-over-year active account growth accelerated in Q2 to 41% with ending active accounts reaching 43 million, driven by strong sales of both players and Roku TV models throughout the quarter. Player unit sales were up 28% year-over-year led by strong growth in the U.S. and in certain international markets. In addition to new account growth, existing Roku users added almost three million new Roku streaming devices to their accounts during the quarter, a strong indication of the appeal of our brand and experience to users. Roku TV sales accounted for one in three smart TVs sold in the U.S.

Roku devices continue to win accolades from the press. CNET’s recent annual review of streaming devices resulted in top choice awards for Roku devices in four different categories: Best Streamer Overall, Best Budget Streamer, Best Soundbar-Streaming Combo and Best Convenience Features.

Demand for our players increased following the start of shelter-at-home orders in mid-March. Despite the pandemic’s adverse impact on global supply chains, we have largely managed to keep our products in stock, albeit with a greater use of air freight than originally planned. Due to strong demand and tight inventory levels of certain products, we ran fewer promotions than we normally would which benefited player margins. During the quarter, high demand for Roku TV models helped some of our new TV OEM partners achieve substantial year-over-year unit share gains in the U.S. market. Strong demand also resulted in tight supply conditions continuing into July for both Roku players and Roku TV models.

Engagement levels on our platform accelerated in Q2 compared to the growth rate in Q1 as Roku users streamed 14.6 billion hours, an increase of 65% year-over-year. Streaming hours per active account have moderated since peaking in early Q2, but remains elevated from pre-COVID-19 levels. As discussed in more detail in the appendix, we recently discovered that some pause time was inadvertently included in the streaming hours information in our central device logs. These errors had no impact on our previously reported financial results, and do not require us to revise any of our previously reported key operating metrics other than streaming hours. We take all reporting very seriously and upon discovering these logging errors, we promptly conducted a thorough review and analysis. We have developed and validated a software update to address the pause time logging errors and expect to fully deploy this update by the end of this month. After adjusting for logging errors, we estimate that our streaming hours were, on average, approximately 0.5% lower than previously reported for the period January 2017 through September 2018, and approximately 5.8% lower for the period October 2018 through March 2020. After adjustment, our estimated year-over-year streaming hour growth rates for FY18 v FY17, FY19 v FY18 and Q1 20 v Q1 19 were 61%, 59% and 47%, respectively.

Streaming has Global Appeal

The shift to TV streaming is a global trend and we continue to make progress on building scale outside the U.S. Our purpose-built TV OS offers the superior cost, performance and user experience which has enabled several Roku TV partners to capture sizable market share in North America in a short time frame and is now helping us grow globally.

Additionally, in Q2, player sales in both Canada and the UK more than doubled year-over-year. Roku TV sales account for more than  one in four smart TVs sold in Canada. In the UK, What-Hifi?, one of the most respected audio/video device reviewers, recently awarded 5 out of 5 stars to a new Hisense Roku TV model. We also continue to broaden our Roku TV footprint in Mexico with a new partnership with Sharp, as well as the recent successful launches of Roku TV models from JVC and Philips. AOC Roku TV models are off to a good start in Brazil. Our successful partnership with TCL is expanding beyond North America to include additional strategic international markets.

Roku Q2 2020 Shareholder Letter	2

We are also continuing to enhance our content offering in various international markets by adding such major local services as  Telecine and STARZPLAY in Brazil; Playkids in Latin America; and Ketchup TV, YAAS! and MVOD in the UK.

Platform Segment Continued to Scale

We saw strong user engagement and revenue growth for the platform segment in Q2. Content distribution benefited from a surge in subscription signups, movie rentals and purchases as well as elevated revenues from increased device sales. Monetized video ad impressions grew as well, albeit slower than we expected prior to the pandemic.

Successful Quarter for Content Partners

Continued strong growth in streaming hours reinforces Roku’s role as an essential distribution partner for content owners who want to scale rapidly. In Q2, the most-used subscription services on the Roku platform grew quickly, with key services nearly doubling their aggregate streaming hours year-over-year. Roku was the No. 1 connected device based on hours streamed for Disney+ in the week following the release of Hamilton, according to Comscore, OTT Intelligence, July 2020. U.S. Premium Subscription services within The Roku Channel, such as Showtime and Starz, achieved significant subscription gains through extended free trial offers. Movie and TV rentals and purchases hit an all-time high in Q2, as direct-to-home feature movies like Scoob! and Trolls World Tour premiered on TV streaming. This increased activity also more than doubled year-over-year subscriptions through Roku Pay, our integrated billing platform.

While streaming hours were surging on our platform, many content partners increased their marketing investments aimed at Roku users. For example, in July fuboTV turned to Roku to find sports fans seeking a cable replacement. From June to July, new monthly signups more than doubled and over 50% of these new sign ups were attributable to promotional spending on the Roku platform. With live sports and original programming largely on hold, we saw only modest growth from MVPD, virtual MVPD and authenticated linear (TVE) channels. We look forward to the full return of this programming, and the opportunity to partner with these content providers to promote their services to Roku’s large user base.

As the No. 1 streaming platform in the U.S. by hours streamed according to Kantar in May, 2020, we believe new streaming services benefit greatly from our scale and marketing capabilities. We excel at building large audiences and delivering significant economic value for AVOD and SVOD content partners, especially now as streaming is surging and new consumer behaviors are being formed. While we seek to provide consumers with the widest selection of content that we can offer, new services may launch on other platforms prior to reaching agreements with us, because our ability to continue to innovate and serve our customers relies on finding win/win economic relationships with content providers.

The Roku Channel – Engaging Users and Driving Content Partner Success

The Roku Channel is a leading destination for consumers, and for content providers seeking to deliver entertainment at scale using Roku’s strong native content promotion and user experience tools. On a year-over-year basis, The Roku Channel more than doubled its reach in the U.S. As of Q2, The Roku Channel was watched by households with an estimated 43 million people.

Our execution on several key products aided this growth, including the introduction of The Roku Channel in the UK in April. In June, we began the rollout of a Live TV Channel Guide, a new Electronic Programming Guide (EPG), adding 30 new live streaming channels for a total offering of 100 channels overall in the U.S.

Roku Q2 2020 Shareholder Letter	3

New live tv channel guide within the roku channel

Advertising Outpaced Ad Industry Trends

According to Magna Global, Q2 U.S. TV advertising spend is expected to decline 24% and U.S. digital advertising spend is expected to decline 5% year-over-year. In contrast to this decline, our ability to deliver value and incremental reach drove continued growth in Roku’s ad business. For example, monetized video ad impressions grew roughly 50% YoY in Q2, lifted in part by the launch of our own DSP following our acquisition of dataxu in Q4 2019. Moreover, first time Roku ad clients were up 40% year-on-year in the quarter. From 1H 2019 to 1H 2020, our retention rate among advertisers that spent $1 million or more in 1H 2019 was a resilient 92%. Our performance advertising business, a newer category catering to direct response advertisers, grew 346% year-over-year, aided in part by marketers reevaluating their social media spending.

In June, Roku kicked off the IAB Newfronts as the first company to present, and reached over 600 virtual attendees. High-profile press coverage of our event reached an even wider audience and highlighted our new OneView Ad Platform, our new shopper data partnership with Kroger that targets and measures advertising using retail purchase data, and our industry-first “incremental reach guarantee” to traditional TV. Campbell Snacks’ Snyder’s of Hanover is the first to use the shopper data program, providing Snyder’s of Hanover with the first-ever closed loop TV measurement, offering the brand new insights into how their TV spend and creative drives sales both in-store and online.

Bringing shopper level data to streaming advertising for the first time [company logo] making tv advertising more precise and measurable for consumer packaged goods marketers

Roku Q2 2020 Shareholder Letter	4

Looking Forward

We believe the pandemic has accelerated the long-term trend towards all TV being streamed, but because the short-term outlook is both variable and uncertain, we are not issuing a formal outlook at this time. The increasing prevalence of COVID-19 infections around the world and the potential for disruptions and changes to historical consumer behavior and spending patterns during the back-to-school and holiday seasons greatly inhibit our ability to forecast. Q4 is the seasonally largest quarter for Roku and there is a wide range of potential outcomes given increased consumer interest in streaming on one hand, and the possibility of retailer, supply chain and advertising constraints at critical times on the other.

The ad industry outlook remains uncertain for Q3 and Q4, and we believe that total TV ad spend will not recover to pre-COVID-19 levels until well into 2021. Advertisers in industries like Casual Dining, Travel and Tourism have significantly slowed their spending. However, we remain confident in our ability to grow our ad business, albeit not as much as we would have expected prior to the pandemic, as marketers re-allocate spend and follow consumers in the shift to streaming.  As a result, despite the potential reasons for variability listed above, we believe that our overall revenue will grow substantially on a year-over-year basis in the second half and for the full-year 2020, albeit not as strongly as we had anticipated prior to the pandemic.

Given the size of the streaming opportunity, we remain committed to our strategic investment areas and are continuing to hire, albeit at a slower pace than pre-COVID-19 levels. We plan to continue to monitor the trajectory of the business, and prudently manage expenses and capital expenditures. This approach of investing to enhance our competitive advantages and future growth while managing through external headwinds will likely mean that we run at an adjusted EBITDA loss for the year.

Since our last earnings call in May, we raised approximately $350 million in incremental equity capital to provide more flexibility and augment our cash and liquidity position. We ended Q2 with $887 million of cash, cash equivalents, restricted cash and short-term investments and have approximately $70 million of available liquidity under our credit facility.

Conclusion

In Q2, Roku delivered another quarter of strong results and increased scale rapidly. We are grateful for the productivity of our talented employees. Our investments in R&D are differentiating our platform while strengthening our advantages and helping consumers, content owners, TV OEMs and advertisers benefit from the transition to streaming. We plan to continue to invest in streaming platform innovation and look forward to connecting more of the TV ecosystem with Roku.

Thank you for your continued support.

Sincerely,

Anthony Wood, Founder and CEO; and Steve Louden, CFO

Roku Q2 2020 Shareholder Letter	5

Conference Call Webcast – 2 p.m. Pacific Time August 5, 2020

The Company will host a webcast of its conference call to discuss Q2 2020 results at 2 p.m. Pacific Time / 5 p.m. Eastern Time on August 5, 2020. Participants may access the live webcast in listen-only mode on the Roku investor relations website at ir.roku.com. An archived webcast of the conference call will also be available at ir.roku.com following the call.

About Roku, Inc.

Roku pioneered streaming to the TV. We connect users to the streaming content they love, enable content publishers to build and monetize large audiences, and provide advertisers with unique capabilities to engage consumers. Roku streaming players and Roku TVTM models are available around the world through direct retail sales and licensing arrangements with TV OEMs and service operators. Roku audio products are available through direct retails sales in the U.S.A. Roku is headquartered in San Jose, Calif. U.S.A.

Roku, the Roku logo and other trade names, trademarks or service marks of Roku appearing in this shareholder letter are the property of Roku. Trade names, trademarks and service marks of other companies appearing in this shareholder letter are the property of their respective holders.

Investor Relations ir@roku.com	Diane Carlini dcarlini@roku.com

Use of Non-GAAP Measures

In addition to financial information prepared in accordance with generally accepted accounting principles in the United States (GAAP), this shareholder letter includes certain non-GAAP financial measures. These non-GAAP measures include Adjusted EBITDA. In order for our investors to be better able to compare its current results with those of previous periods, we have included a reconciliation of GAAP to non-GAAP financial measures in the tables at the end of this letter. The Adjusted EBITDA reconciliation adjusts the related GAAP financial measures to exclude other income (expense), net, stock-based compensation expense, depreciation and amortization, and income tax (benefit)/expense where applicable. We believe these non-GAAP financial measures are useful as a supplement in evaluating our ongoing operational performance and enhancing an overall understanding of our past financial performance. However, these non-GAAP financial measures have limitations, and should not be considered in isolation or as a substitute for our GAAP financial information.

Forward-Looking Statements

This shareholder letter contains “forward-looking” statements that are based on our beliefs and assumptions and on information currently available to us. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “continue,” “could,” “design,” “estimate,” “expect,” “may,”  “seek,” “should,” “will,” “would” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements represent our beliefs and assumptions only as of the date of this letter. These statements include the acceleration of the re-platforming of TV to streaming, the relevance of our products and services, the ability of our tools and reach to drive results for brands, the ability of our employees to work remotely for extended periods, the growth and adoption of TV streaming and the global trend towards streaming, our ability to complete and deploy the software update designed to address logging issues in our streaming hour information, our progress on building scale outside the U.S., the expansion of our partnership with TCL in international markets, our ability to enhance our content offering in international markets, the return of live sports and original programming and our ability to partner with content providers to promote such programming, the benefit of our scale and marketing capabilities, our ability to find win/win economic relationships with content providers, the impact of the COVID-19 pandemic on U.S. advertising expenditures and our ability to drive growth in our ad business in spite of such impacts, the timing of the recovery of ad spending to pre-COVID-19 levels, our ability to target and measure advertising using retail purchase data via our OneView Ad Platform, the impact of the COVID-19 pandemic on our results of operations, including net revenues, earnings and cash flows, and on our operating expenses and capital expenditures, our prospects for financial performance and growth following the COVID-19 pandemic, our streaming platform, our audio devices and Roku TV models, the addition of content to our platform, our strategic investments, the strength of the Roku brand, OS and platform, the growth and monetization of The Roku Channel, the importance of The Roku Channel on our platform and our overall business trajectory. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future. Further information on factors that could cause actual results to differ materially from the results anticipated by our forward-looking statements is included in the reports we have filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  All information provided in this shareholder letter and in the tables attached hereto is as of August 5, 2020, and we undertake no duty to update this information unless required by law.

Roku Q2 2020 Shareholder Letter	6

ROKU, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Net Revenue:
Platform	$244,777	$167,682	$477,334	$301,835
Player	111,296	82,419	199,505	154,928
Total net revenue	356,073	250,101	676,839	456,763
Cost of Revenue:
Platform (1)	106,324	57,980	208,260	98,344
Player (1)	102,913	77,912	180,642	143,319
Total cost of revenue	209,237	135,892	388,902	241,663
Gross Profit:
Platform	138,453	109,702	269,074	203,491
Player	8,383	4,507	18,863	11,609
Total gross profit	146,836	114,209	287,937	215,100
Operating Expenses:
Research and development (1)	84,387	61,994	172,665	117,732
Sales and marketing (1)	64,164	36,568	132,412	70,375
General and administrative (1)	40,494	26,033	80,234	48,119
Total operating expenses	189,045	124,595	385,311	236,226
Loss from Operations	(42,209)	(10,386)	(97,374)	(21,126)
Other Income, Net:
Interest expense	(1,034)	(571)	(1,897)	(669)
Other income, net	557	1,240	1,818	2,207
Total other income (expense), net	(477)	669	(79)	1,538
Loss Before Income Taxes	(42,686)	(9,717)	(97,453)	(19,588)
Income tax (benefit) expense	462	(384)	307	(523)
Net Loss	$(43,148)	$(9,333)	$(97,760)	$(19,065)
Net loss per share —basic and diluted	$(0.35)	$(0.08)	$(0.81)	$(0.17)
Weighted-average shares used in computing net loss per share —basic and diluted	122,614	114,572	121,397	112,734

(1) Stock-based compensation was allocated as follows:
Cost of platform revenue	$232	$59	$443	$118
Cost of player revenue	310	246	648	489
Research and development	13,348	9,258	26,603	17,790
Sales and marketing	9,615	4,974	19,672	10,140
General and administrative	6,531	4,134	13,075	7,998
Total stock-based compensation	$30,036	$18,671	$60,441	$36,535

Roku Q2 2020 Shareholder Letter	7

ROKU, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except share data)

(unaudited)

	As of
	June 30, 2020	December 31, 2019
Assets
Current Assets:
Cash and cash equivalents	$885,825	$515,479
Restricted cash	1,539	1,854
Accounts receivable, net of allowances	306,719	332,673
Inventories	45,001	49,714
Prepaid expenses and other current assets	37,202	25,943
Total current assets	1,276,286	925,663
Property and equipment, net	152,747	103,262
Operating lease right-of-use assets	269,900	283,291
Intangible assets, net	69,292	76,668
Goodwill	73,058	74,116
Other non-current assets	5,139	7,234
Total Assets	$1,846,422	$1,470,234
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued liabilities	$363,816	$313,574
Current portion of long-term debt	4,870	4,866
Deferred revenue, current	43,940	39,861
Total current liabilities	412,626	358,301
Long-term debt, non-current	92,305	94,742
Deferred revenue, non-current	17,243	15,370
Operating lease liability, non-current	306,750	301,694
Other long-term liabilities	1,945	1,701
Total Liabilities	830,869	771,808
Stockholders’ Equity:
Common stock, $0.0001 par value	12	12
Additional paid-in capital	1,428,171	1,012,218
Accumulated other comprehensive income	29	29
Accumulated deficit	(412,659)	(313,833)
Total stockholders’ equity	1,015,553	698,426
Total Liabilities and Stockholders’ Equity	$1,846,422	$1,470,234

Roku Q2 2020 Shareholder Letter	8

ROKU, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)

(unaudited)

	Six Months Ended
	June 30, 2020	June 30, 2019
Cash flows from operating activities:
Net loss	$(97,760)	$(19,065)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	17,248	5,677
Stock-based compensation expense	60,441	36,535
Amortization of operating lease right-of-use assets	15,947	7,738
Amortization of content license assets	12,182	760
Provision for doubtful accounts	3,516	53
Non-cash interest expense	—	412
Amortization of premiums on short-term investments	—	(265)
Other items, net	290	—
Changes in operating assets and liabilities:
Accounts receivable	21,372	(21,012)
Inventories	4,713	(3,858)
Prepaid expenses and other current assets	(5,222)	(5,277)
Deferred cost of revenue	—	1,144
Other noncurrent assets	2,095	10
Accounts payable and accrued liabilities	27,183	31,395
Operating lease liabilities	12,695	(4,405)
Other long-term liabilities	(556)	(1,197)
Deferred revenue	5,952	(14,611)
Net cash provided by operating activities	80,096	14,034
Cash flows from investing activities:
Purchase of property and equipment	(64,109)	(23,171)
Purchases of short-term investments	—	(12,365)
Sales/maturities of short-term investments	—	43,810
Proceeds from resolution of purchase acquisition contingencies	1,058	—
Net cash provided by (used in) investing activities	(63,051)	8,274
Cash flows from financing activities:
Proceeds from borrowing, net of issuance costs	69,325	—
Repayments made on borrowings	(71,825)	—
Proceeds from equity issued under at-the-market program, net of issuance costs	349,609	179,360
Proceeds from equity issued under incentive plans	5,877	19,145
Net cash provided by financing activities	352,986	198,505
Net increase in cash, cash equivalents and restricted cash	370,031	220,813
Cash, cash equivalents and restricted cash—Beginning of period	517,333	155,564
Cash, cash equivalents and restricted cash—End of period	$887,364	$376,377
Cash, cash equivalents and restricted cash at end of period:
Cash and cash equivalents	885,825	375,509
Restricted cash	1,539	868
Cash, cash equivalents and restricted cash—End of period	$887,364	$376,377
Supplemental disclosures of cash flow information:
Cash paid for interest	$2,118	$960
Cash paid for income taxes	$482	$636
Supplemental disclosures of non-cash investing and financing activities:
Unpaid portion of property and equipment purchases	$5,218	$6,984
Unpaid portion of purchased intangibles	$400	$—
Unpaid portion of at-the-market offering costs	$150	$459

Roku Q2 2020 Shareholder Letter	9

ROKU, INC.

NON-GAAP INFORMATION (in thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Reconciliation of Net Loss to Adjusted EBITDA:
Net loss	$(43,148)	$(9,333)	$(97,760)	$(19,065)
Other income (expense), net	477	(669)	79	(1,538)
Stock-based compensation	30,036	18,671	60,441	36,535
Depreciation and amortization	8,800	2,828	17,248	5,677
Income tax expense (benefit)	462	(384)	307	(523)
Adjusted EBITDA	$(3,373)	$11,113	$(19,685)	$21,086

Roku Q2 2020 Shareholder Letter	10

Appendix

Note About Our Streaming Hours Adjustments

We define streaming hours as the aggregate amount of time devices stream content on our platform in a given period. Hours streamed on non-Roku device platforms are not included in this metric. To calculate and report our streaming hours, we utilize data from event logs generated by the firmware running on the Roku devices that are recorded in a central data base. The event information (play, pause, stop, time counts, etc.) is generated by the firmware running on the Roku streaming devices, and event data is transmitted to our central data base at regular intervals when a device is connected to the internet. Pause time is not intended to be included in streaming hours.

We recently discovered that some pause time was inadvertently included in the streaming hours information recorded in our central data base. Upon discovering these errors in the log data, we promptly reviewed and analyzed the issue utilizing our firmware, data engineering and core analytics teams. We concluded that certain past Roku OS releases inadvertently caused the logging errors. The error rates varied over time and across different types of devices and firmware versions. As a result, we reported higher streaming hours and streaming hours growth rates for the affected periods than we would have if all pause time had been excluded from streaming hours as we had intended.

Neither these logging errors, nor the resulting adjustments that we made to our streaming hours calculations, has had any impact on our previously reported financial results, and do not require us to revise any of our previously reported key operating metrics other than streaming hours.

The affected log data was for the periods from February 2016 to date. After adjusting for logging errors, we estimate that our streaming hours were, on average, approximately 0.5% lower than previously reported for the period January 2017 through September 2018, and approximately 5.8% lower for the period October 2018 through March 2020.

By the end of this month, we expect to fully deploy a software update that will address the root cause of the pause time logging errors, and prevent them from continuing.

As we have previously discussed, during Q3 2019 we began rolling out a new Roku OS feature that periodically prompts the user to confirm that they are still watching the selected channel, and closes the channel if the user does not respond affirmatively. We completed the rollout of the feature, which we refer to as “Are you still watching” to our entire installed base in Q1 2020. The roll out of the “Are you still watching” feature had no impact on the adjustments we made to our streaming hours calculations. While our revenue from content publishers is not based on the hours streamed on their streaming channels, and the number of streaming hours does not directly correlate to revenue earned from such content publishers or ARPU on a period-by-period basis; we believe that the growth in the number of hours of content streamed across our platform reflects our success in addressing the growing user demand for TV streaming. After adjusting our streaming hours as discussed above, our estimated YoY streaming hour growth rates for FY18 v FY17, FY19 v FY18 and Q1 20 v Q1 19 were 60.5%, 59.3% and 46.8%, respectively.

The table below presents the estimated impacts on streaming hours and streaming hours growth rates on a quarter-by-quarter basis for all periods from January 1, 2017 through March 31, 2020.

Roku Q2 2020 Shareholder Letter	11

Revised Streaming Hours Estimates*

Quarter	Published SHs	Revised SHs	SHs % Delta	Published YoY	Revised YoY
2017 Q1	3.3B	3.2B	-0.5%	63.4%	NA
2017 Q2	3.5B	3.5B	-0.4%	60.0%	NA
2017 Q3	3.8B	3.8B	-0.4%	57.8%	NA
2017 Q4	4.3B	4.3B	-0.2%	55.3%	NA
2018 Q1	5.1B	5.1B	-0.5%	56.0%	56.1%
2018 Q2	5.5B	5.4B	-0.5%	57.2%	57.0%
2018 Q3	6.2B	6.1B	-0.7%	62.7%	62.1%
2018 Q4	7.3B	7.1B	-2.2%	68.6%	65.2%
2019 Q1	8.9B	8.4B	-5.4%	74.1%	65.5%
2019 Q2	9.4B	8.8B	-6.0%	72.1%	62.6%
2019 Q3	10.3B	9.6B	-6.5%	67.6%	57.9%
2019 Q4	11.7B	10.9B	-6.3%	60.2%	53.7%
2020 Q1	13.2B	12.3B	-7.0%	49.3%	46.8%

Year	Published SHs	Revised SHs	SHs % Delta	Published YoY	Revised YoY
2017	14.8B	14.8B	-0.4%	58.8%	NA
2018	24.0B	23.7B	-1.1%	61.7%	60.5%
2019	40.3B	37.8B	-6.1%	67.8%	59.3%

* Notes

Revised streaming hours for 2016 not estimated and therefore revised 2017 YoY not available

Quarterly streaming hours published vs. revised streaming hours (billions) 0b 2b 4b 6b 8b 10b 12b 14b 2017 q1 2017 q2 2017 q3 2017 q4 2018 q1 2018 q2 2018 q3 2018 q4 2019 q1 2019 q2 2019 q3 2019 q4 2020 q1 published streaming hours revised streaming hours

Roku Q2 2020 Shareholder Letter	12